EXHIBIT 99.1

O'Reilly Automotive, Inc. Reports First Quarter 2011 Results

  Comparable store sales increase of 5.7%
  Operating margin for the quarter improved 100 bp to 14.2%
  Adjusted diluted earnings per share increased 19% to $0.83

SPRINGFIELD, Mo., April 27, 2011 (GLOBE NEWSWIRE) -- O'Reilly Automotive, Inc. (the "Company") (Nasdaq:ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for the first quarter ended March 31, 2011.

1st Quarter Financial Results

Sales for the first quarter ended March 31, 2011, increased $103 million, or 8%, to $1.38 billion from $1.28 billion for the same period a year ago. Gross profit for the first quarter increased to $670 million (or 48.4% of sales) from $618 million (or 48.3% of sales) for the same period a year ago, representing an increase of 8%. Selling, general and administrative expenses for the first quarter increased to $473 million (or 34.2% of sales) from $450 million (or 35.1% of sales) for the same period a year ago, representing an increase of 5%. Operating income for the first quarter increased to $196 million (or 14.2% of sales) from $168 million (or 13.2% of sales) for the same period a year ago, representing an increase of 17%.

Net income for the first quarter ended March 31, 2011, increased to $102 million (or 7.4% of sales) from $97 million (or 7.6% of sales) for the same period a year ago, representing an increase of 5%. Diluted earnings per common share for the first quarter increased 3% to $0.72 on 143 million shares versus $0.70 for the same period a year ago on 140 million shares.

The Company's results for the first quarter ended March 31, 2011, included one-time charges associated with the new financing plan the Company completed on January 14, 2011. These one-time charges included a non-cash charge to write off the balance of debt issuance costs related to the Company's previous credit facility in the amount of $22 million, and a charge related to the termination of the Company's interest rate swap agreements in the amount of $4 million. Adjusted diluted earnings per common share, excluding the impact of the charges relating to the Company's new financing plan, increased 19% to $0.83 for the first quarter ended March 31, 2011, from $0.70 for the same period a year ago. The table below outlines the impact of the charges related to the new financing plan for the first quarter, (amounts in thousands, except per share data):

	For the Three Months Ended March 31,
	2011		2010
	Amount	% of Sales	Amount	% of Sales
Net income	$ 102,474	7.4%	$ 97,476	7.6%
Write-off of debt issuance costs, net of tax	13,337	1.0%	--	--%
Termination of interest rate swap agreements, net of tax	2,613	0.2%	--	--%
Adjusted net income	$ 118,424	8.6%	$ 97,476	7.6%

Diluted earnings per common share	$ 0.72		$ 0.70
Write-off of debt issuance costs, net of tax	0.09		--
Termination of interest rate swap agreements, net of tax	0.02		--
Adjusted diluted earnings per common share	$ 0.83		$ 0.70

Commenting on the Company's quarterly results, Greg Henslee, O'Reilly's CEO and Co-President, stated, "We are happy to report another very profitable quarter. Our solid start to 2011 was highlighted by a comparable store sales increase of 5.7% and a 100 basis point improvement in operating margin which drove an increase in adjusted diluted earnings per share of 19%. Our 14.2% operating margin is the result of our strong comparable store sales growth coupled with our relentless focus on expense control. During the quarter, we began repurchasing shares of our stock on the open market and through the date of this release we had repurchased 3.6 million shares at an aggregate cost of $200 million. We will continue to prudently use cash generated from operations first to reinvest in the growth of our business and second to opportunistically execute our share repurchase program to enhance shareholder value. We would like to thank our dedicated Team Members for their commitment to our Company's continued success and to the O'Reilly Culture values of customer service and expense control and we look forward to the remainder of 2011 and the opportunity to continue to grow the O'Reilly brand in all of our markets."

"The first quarter of 2011 marks the first full quarter in which all of our stores have operated on the O'Reilly point-of-sale and distribution systems," stated Ted Wise, COO and Co-President of O'Reilly. "The conversion of all the acquired CSK stores to the O'Reilly systems and distribution network provides same-day or overnight access to a broad selection of hard-to-find parts. The O'Reilly systems also provide important tools which enable the store managers to improve the profitability and efficiency of our stores. We are actively progressing through the final stage of our physical CSK store conversion process, which involves exterior signage and interior décor package changeovers and is scheduled for completion in mid-2011."

Mr. Wise concluded, "During the first quarter, we opened 55 new stores, putting us on track to reach our goal of 170 net, new store openings in 2011. We also opened our first store in West Virginia this quarter, which increased our operations to 39 states. Our growth is the direct result of the hard work of our 47,000 Team Members and we would like to thank each of you for your commitment to providing excellent customer service."

On January 11, 2011, the Company's Board of Directors authorized a $500 million share repurchase program. During the first quarter ended March 31, 2011, the Company repurchased 2.6 million shares of its common stock at an average price per share of $55.54, for a total investment of $145 million. Subsequent to the end of the first quarter and through the date of this release, the Company repurchased an additional 1.0 million shares of its common stock at an average price per share of $56.46, for a total investment of $55 million. As of the date of this release, the Company had $300 million remaining under its share repurchase program.

1st Quarter Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to team members. Comparable store sales increased 5.7% for the first quarter ended March 31, 2011, versus 6.9% for the same period a year ago.

2nd Quarter and Updated Full-Year 2011 Guidance

The table below outlines the Company's guidance for selected second quarter and updated full-year 2011 financial data:

	Three Months Ending	Year Ending
	June 30, 2011	December 31, 2011
Comparable store sales	3% to 5%	3% to 6%
Total revenue		$5.7 billion to $5.8 billion
Gross profit margin		48.4% to 48.8%
Operating margin		14.1% to 14.6%
Diluted earnings per share (1)	$0.92 to $0.96	$3.37 to $3.47
Adjusted diluted earnings per share (1)(2)		$3.49 to $3.59
Capital expenditures		$310 million to $340 million
Free cash flow (3)		$360 million to $400 million

(1) Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2) Excludes $0.11 related to one-time charges associated with the new financing plan the Company completed on January 14, 2011. These one-time items include an adjustment to earnings per share of $0.09, net of tax, for a non-cash charge to write off the balance of debt issuance costs related to the Company's previous credit facility in the amount of $22 million and an adjustment to earnings per share of $0.02, net of tax, for a charge related to the termination of the Company's interest rate swap agreements in the amount of $4 million.
(3) Calculated as net cash flows provided by operating activities less capital expenditures for the period.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). These items include adjusted net income, adjusted diluted earnings per common share, free cash flow, and rent-adjusted debt to adjusted earnings before interest, taxes, depreciation, amortization, stock option compensation and rent ("EBITDAR"). The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of financial results and estimates excluding the impact of the non-cash charge to write off the balance of debt issuance costs, the charge related to the termination of interest rate swap agreements, as well as the presentation of adjusted debt to adjusted EBITDAR and free cash flow, provide meaningful supplemental information, to both management and investors, that is indicative of the Company's core operations. The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the accompanying reconciliation table.

Earnings Conference Call Information

The Company will host a conference call on Thursday, April 28, 2011, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company's web site, www.oreillyauto.com, by clicking on "Investor Relations" and then "News Room". Interested analysts are invited to join our call. The dial-in number for the call is (706) 679-5789; the conference call identification number is 52475849. A replay of the call will also be available on the Company's website following the conference call.

About O'Reilly Automotive, Inc.

O'Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Founded in 1957 by the O'Reilly family, the Company operated 3,613 stores in 39 states as of March 31, 2011.

The O'Reilly Automotive, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5430

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "expect," "believe," "anticipate," "should," "plan," "intend," "estimate," "project," "will" or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, CSK Auto Corporation ("CSK") Department of Justice ("DOJ") investigation resolution, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, the Company's increased debt levels, credit ratings on the Company's public debt, the Company's ability to hire and retain qualified employees, risks associated with the performance of acquired businesses such as CSK, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the "Risk Factors" section of the annual report on Form 10-K for the year ended December 31, 2010, for additional factors that could materially affect the Company's financial performance.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2011	March 31, 2010	December 31, 2010
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$ 230,048	$ 29,872	$ 29,721
Accounts receivable, net	128,224	123,539	121,807
Amounts receivable from vendors	68,641	63,652	61,845
Inventory	2,001,314	1,903,108	2,023,488
Deferred income taxes	10,018	74,056	33,877
Other current assets	29,166	37,331	30,514
Total current assets	2,467,411	2,231,558	2,301,252

Property and equipment, at cost	2,785,032	2,448,289	2,705,434
Less: accumulated depreciation and amortization	812,612	663,988	775,339
Net property and equipment	1,972,420	1,784,301	1,930,095

Notes receivable, less current portion	16,379	11,208	18,047
Goodwill	743,895	743,824	743,975
Other assets, net	47,981	66,974	54,458
Total assets	$ 5,248,086	$ 4,837,865	$ 5,047,827

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$ 977,627	$ 794,676	$ 895,736
Self-insurance reserves	53,852	55,713	51,192
Accrued payroll	45,351	62,652	52,725
Accrued benefits and withholdings	37,502	39,661	45,542
Income taxes payable	30,870	35,060	4,827
Other current liabilities	171,564	148,477	177,505
Current portion of long-term debt	1,208	105,790	1,431
Total current liabilities	1,317,974	1,242,029	1,228,958

Long-term debt, less current portion	497,641	596,710	357,273
Deferred income taxes	63,083	23,726	68,736
Other liabilities	181,538	175,082	183,175

Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
138,741,655 as of March 31, 2011, 137,882,397 as of March 31, 2010, and 141,025,544 as of December 31, 2010	1,387	1,379	1,410
Additional paid-in capital	1,138,249	1,058,407	1,141,749
Retained earnings	2,048,214	1,747,599	2,069,496
Accumulated other comprehensive loss	--	(7,067)	(2,970)
Total shareholders' equity	3,187,850	2,800,318	3,209,685
Total liabilities and shareholders' equity	$ 5,248,086	$ 4,837,865	$ 5,047,827

Note: The balance sheet at December 31, 2010, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Certain prior period amounts have been reclassified to conform to current period presentation.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Sales	$ 1,382,738	$ 1,280,067
Cost of goods sold, including warehouse and distribution expenses	712,957	661,720
Gross profit	669,781	618,347

Selling, general and administrative expenses	473,344	449,902
Operating income	196,437	168,445

Other income (expense):
Write-off of debt issuance costs	(21,626)	--
Termination of interest rate swap agreements	(4,237)	--
Interest expense	(5,237)	(10,879)
Interest income	542	396
Other, net	295	514
Total other expense	(30,263)	(9,969)

Income before income taxes	166,174	158,476
Provision for income taxes	63,700	61,000
Net income	$ 102,474	$ 97,476

Earnings per share-basic:
Earnings per share	$ 0.73	$ 0.71
Weighted-average common shares outstanding – basic	140,579	137,583

Earnings per share-assuming dilution:
Earnings per share	$ 0.72	$ 0.70
Weighted-average common shares outstanding – assuming dilution	142,866	139,612

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2011	2010
		(note)
Operating activities:
Net income	$ 102,474	$ 97,476
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment	38,934	38,263
Amortization of intangibles	(143)	1,672
Amortization of premium on exchangeable notes	--	(185)
Amortization of discount on senior notes	74	--
Amortization of debt issuance costs	265	2,137
Write-off of previous debt issuance costs	21,626	--
Excess tax benefit from stock options exercised	(2,148)	(1,775)
Deferred income taxes	16,331	18,287
Stock option compensation programs	4,445	3,650
Other share based compensation programs	691	464
Other	3,058	1,558
Changes in operating assets and liabilities:
Accounts receivable	(9,503)	(17,424)
Inventory	22,175	10,110
Accounts payable	81,907	(23,509)
Income taxes payable	28,191	28,767
Other	(14,264)	11,155
Net cash provided by operating activities	294,113	170,646

Investing activities:
Purchases of property and equipment	(94,404)	(90,725)
Proceeds from sale of property and equipment	252	382
Payments received on notes receivable	1,679	1,272
Other	227	(1,186)
Net cash used in investing activities	(92,246)	(90,257)

Financing activities:
Proceeds from borrowings on asset-based revolving credit facility	42,400	122,700
Payments on asset-based revolving credit facility	(398,400)	(208,300)
Proceeds from the issuance of long-term debt	496,485	--
Payment of debt issuance costs	(7,385)	--
Principal payments on capital leases	(409)	(2,463)
Repurchases of common stock	(145,064)	--
Excess tax benefit from stock options exercised	2,148	1,775
Net proceeds from issuance of common stock	8,685	8,836
Net cash used in financing activities	(1,540)	(77,452)

Net increase in cash and cash equivalents	200,327	2,937
Cash and cash equivalents at beginning of period	29,721	26,935
Cash and cash equivalents at end of period	$ 230,048	$ 29,872

Supplemental disclosures of cash flow information:
Income taxes paid	$ 17,682	$ 13,171
Interest paid, net of capitalized interest	1,637	7,276

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Twelve Months Ended
	March 31,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	2011	2010
Debt	$ 498,849	$ 702,500
Add: Letters of credit	74,365	72,159
Discount on senior notes	3,441	--
Rent X 6	1,367,334	1,366,176
Less: Premium on exchangeable notes	--	533
Adjusted debt	$ 1,943,989	$ 2,140,302

Adjusted net income (1)	$ 454,006	$ 342,139
Add: Interest expense	33,631	43,995
Taxes (2)	278,189	211,050
Adjusted EBIT	765,826	597,184
Add: Depreciation and amortization	160,298	152,082
Rent expense	227,889	227,696
Stock option compensation expense	15,742	13,781
Adjusted EBITDAR	$ 1,169,755	$ 990,743

Adjusted debt to adjusted EBITDAR	1.7	2.2

	March 31,
	2011	2010
Selected Balance Sheet Ratios:
Inventory turnover (3)	1.4	1.4
Inventory turnover, net of payables (4)	2.6	2.5
Average inventory per store (in thousands) (5)	$ 554	$ 549
Accounts payable to inventory (6)	48.8%	41.8%
Debt-to-capital (7)	13.5%	20.1%
Return on equity (8)	14.6%	13.0%
Return on assets (9)	9.0%	7.3%

Three Months Ended
March 31,
	2011	2010
Selected Financial Information (in thousands):
Capital expenditures	$ 94,404	$ 90,725
Free cash flow (10)	$ 199,709	$ 79,921
Depreciation and amortization	$ 38,791	$ 39,935
Interest expense	$ 5,237	$ 10,879
Lease and rental expense	$ 57,161	$ 56,151

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Store Information:
Total employment	47,480	45,271
New stores	55	49
Stores closed	12	1
Total store count	3,613	3,469
Square footage (in thousands)	25,627	24,563	25,627	24,563
Sales per weighted-average square foot (11)	$ 53.68	$ 51.88	$ 217.30	$ 204.04
Sales per weighted-average store (in thousands) (12)	$ 381	$ 367	$ 1,540	$ 1,443

(1) Amount for the twelve months ended March 31, 2011, excludes charges related to the write off of the balance of debt issuance costs related to the Company's previous credit facility, net of tax; the termination of the Company's interest rate swap agreements, net of tax; the previously disclosed CSK DOJ investigation, established in the third quarter of 2010; and the previously disclosed nonrecurring, non-operating gain related to the settlement of a CSK note receivable, net of tax, in the fourth quarter of 2010.
(2) Amount for the twelve months ended March 31, 2011, excludes the tax impact of the write off of the balance of debt issuance costs related to the Company's previous credit facility, the termination of the Company's interest rate swap agreements and the previously disclosed nonrecurring, non-operating gain related to the settlement of a CSK note receivable in the fourth quarter of 2010.
(3) Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(4) Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.
(5) Calculated as total inventory divided by store count at end of the reported period.
(6) Calculated as accounts payable divided by inventory.
(7) Calculated as the sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders' equity.
(8) Calculated as the last 12 months net income, before the impact of the charge to write off the balance of debt issuance costs related to the Company's previous credit facility, net of tax; the charge related to the termination of the Company's interest rate swap agreements, net of tax; the previously disclosed charge related to the legacy CSK DOJ investigation, established in the third quarter of 2010; and the previously disclosed non-recurring, non-operating gain on the settlement of a CSK note receivable, net of tax, in the fourth quarter of 2010 divided by average shareholders' equity. Average shareholders' equity is calculated as the average of shareholders' equity for the trailing four quarters used in determining the denominator.
(9) Calculated as the last 12 months net income, before the impact of the charge to write off the balance of debt issuance costs related to the Company's previous credit facility, net of tax; the charge related to the termination of the Company's interest rate swap agreements, net of tax; the previously disclosed charge related to the legacy CSK DOJ investigation, established in the third quarter of 2010; and the previously disclosed non-recurring, non-operating gain on the settlement of a CSK note receivable, net of tax, in the fourth quarter of 2010 divided by average total assets. Average total assets are calculated as the average total assets for the trailing four quarters used in determining the denominator.
(10) Calculated as net cash flows provided by operating activities less capital expenditures for the period.
(11) Calculated as total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot are weighted to consider the approximate dates of store openings or expansions.
(12) Calculated as total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store are weighted to consider the approximate dates of store openings or expansions.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2011	2010
GAAP net income	$ 102,474	$ 97,476
Write-off of debt issuance costs, net of tax	13,337	--
Termination of interest rate swap agreements, net of tax	2,613	--
Non-GAAP adjusted net income	$ 118,424	$ 97,476

GAAP diluted earnings per share	$ 0.72	$ 0.70
Write-off of debt issuance costs, net of tax	0.09	--
Termination of interest rate swap agreements, net of tax	0.02	--
Non-GAAP adjusted diluted earnings per share	$ 0.83	$ 0.70

Weighted-average common shares outstanding – assuming dilution	142,866	139,612

	Twelve Months Ended
	March 31,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	2011	2010
GAAP debt	$ 498,849	$ 702,500
Add: Letters of credit	74,365	72,159
Discount on senior notes	3,441	--
Rent X 6	1,367,334	1,366,176
Less: Premium on exchangeable notes	--	533
Non-GAAP adjusted debt	$ 1,943,989	$ 2,140,302

GAAP net income	$ 424,371	$ 342,139
Legacy CSK DOJ investigation charge	20,900	--
Gain on settlement of note receivable, net of tax	(7,215)	--
Write-off of debt issuance costs, net of tax	13,337	--
Termination of interest rate swap agreements, net of tax	2,613	--
Non-GAAP adjusted net income	454,006	342,139
Add: Interest expense	33,631	43,995
Taxes, net of impact of gain on settlement of note receivable, debt issuance costs write-off and swap agreements termination	278,189	211,050
Adjusted EBIT	765,826	597,184
Add: Depreciation and amortization	160,298	152,082
Rent expense	227,889	227,696
Stock option compensation expense	15,742	13,781
Adjusted EBITDAR	$ 1,169,755	$ 990,743

Adjusted debt to adjusted EBITDAR	1.7	2.2
CONTACT: Investor & Media Contact
         Mark Merz (417) 829-5878